Exhibit 17




                            The Majestic Companies, Ltd.
                          8880 Rio San Diego Drive, 8th Floor
                                 San Diego, CA 92108
                          Tel: 619-209-6077 Fax: 619-209-6098

July 12, 2002


I, Francis A. Zubrowski, hereby tender my resignation as Chairman, Chief Executive Officer, President and Treasurer of, The Majestic Companies, Ltd., effective immediately.


     /S/  Francis A. Zubrowski
         Francis A. Zubrowski